AMCAP Fund

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$4,782
Class B	-
Class C	$0*
Class F1	$0*
Class F2	$5,166
Total	$9,948
Class 529-A	$0*
Class 529-B	-
Class 529-C	$0*
Class 529-E	$0*
Class 529-F1	$99
Class R-1	-
Class R-2	$0*
Class R-2E	-
Class R-3	$0*
Class R-4	$296
Class R-5	$2,988
Class R-6	$14,550
Total	$17,933

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.01
Class B	-
Class C	-
Class F1	-
Class F2	$0.07
Class 529-A	-
Class 529-B	-
Class 529-C	-
Class 529-E	-
Class 529-F1	$0.04
Class R-1	-
Class R-2	-
Class R-2E	-
Class R-3	-
Class R-4	$0.01
Class R-5	$0.07
Class R-6	$0.09

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	886,679
Class B	4,709
Class C	60,338
Class F1	94,444
Class F2	123,963
Total	1,170,133
Class 529-A	47,538
Class 529-B	756
Class 529-C	12,488
Class 529-E	2,425
Class 529-F1	2,907
Class R-1	4,096
Class R-2	21,929
Class R-2E	1
Class R-3	43,741
Class R-4	39,529
Class R-5	47,864
Class R-6	219,112
Total	442,386

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.03
Class B	$26.87
Class C	$26.57
Class F1	$28.83
Class F2	$29.11
Class 529-A	$28.81
Class 529-B	$26.70
Class 529-C	$26.73
Class 529-E	$28.28
Class 529-F1	$28.92
Class R-1	$27.16
Class R-2	$27.14
Class R-2E	$29.04
Class R-3	$28.40
Class R-4	$28.83
Class R-5	$29.25
Class R-6	$29.18

*Amount less than one thousand